UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2014

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On October 6, 2014, Hilton Worldwide Holdings Inc. (the “Company”) issued a press release announcing the sale of the Waldorf Astoria New York. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

For the twelve months ended June 30, 2014, the Waldorf Astoria New York generated net income attributable to Hilton stockholders of $15 million and Adjusted EBITDA of $61 million, in each case net of management fees. Adjusted EBITDA is a non-GAAP financial measure. Please see Exhibit 99.2 to this Current Report on Form 8-K for additional information and for a reconciliation of Adjusted EBITDA to net income attributable to Hilton stockholders.

Other than the information filed under Item 8.01 below, the information in this Current Report on Form 8-K, including the information furnished under this Item 7.01 and in Exhibits 99.1 and 99.2 hereto, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

A wholly owned subsidiary (the “Seller”) of the Company entered into an agreement to sell the Waldorf Astoria New York for a purchase price of $1.95 billion, which is payable in cash at closing and is subject to customary pro rations and adjustments, to an affiliate of Anbang Insurance Group Co. Ltd. (the “Buyer”) pursuant to an agreement that became effective on October 3, 2014. At closing, a wholly owned subsidiary of the Company will enter into a management agreement with a 100-year term with the Buyer, pursuant to which the Company will continue to operate the hotel under its “Waldorf Astoria Hotels & Resorts” brand.

Subject to specified terms and conditions, the closing is scheduled for December 31, 2014, but the parties have the right to adjourn closing to a date not later than March 31, 2015, subject to certain additional limited adjournment rights. The Company intends to deploy the proceeds from the sale as part of a tax deferred exchange of real property under Internal Revenue Code Section 1031. The Company cannot provide any assurance that a tax deferred exchange will be completed and the failure to do so could result in a significant resulting tax liability. The purchase agreement has no due diligence period and the closing of the transaction is not subject to the availability of financing. The Buyer has provided a $100 million cash deposit, which is being held in escrow as earnest money and the completion of the transaction is subject to customary closing conditions.

The purchase agreement contains customary representations and warranties by both the Seller and the Buyer. The Company will guarantee certain post-closing indemnification obligations of the Seller that may arise out of a breach of the Seller’s representations, warranties or post-closing covenants.

At closing, the Company expects that the existing approximately $525.0 million mortgage loan secured by the Waldorf Astoria New York will be repaid in full.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this current report (including the exhibits and attachments hereto) contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Hilton Worldwide Holdings Inc., dated October 6, 2014, announcing the sale of the Waldorf Astoria New York.

99.2	Reconciliation of Non-GAAP Financial Measure.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: October 6, 2014